Exhibit 23.3

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	Ten Penn Center Ten Penn Center Philadelphia, PA 19103

Consent of Independent Registered Public Accounting Firm

Severn Bancorp, Inc.

Annapolis, Maryland

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 16, 2020, relating to the consolidated financial statements of Severn Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

August 26, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.